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Environmental, Social and Governance Report

FEBRUARY 2021

biohaven pharmaceuticals



97%
of employees are happy to be employed with Biohaven*

*2020 Biohaven commercial employee survey

biohaven pharmaceuticals





Contents

94%
of employees feel valued at Biohaven*

**2020 Biohaven commercial employee survey*



biohaven pharmaceuticals

A Letter from the CEO

Dear Stakeholders,

At Biohaven, we aim to create a world where people live longer, healthier lives by using the power of science to treat neurological and neuropsychiatric diseases. Everything we do is built around our unwavering focus on making a meaningful difference in the lives of patients. We realize the important work we do in delivering transformative medicines to millions of people around the world must take place in lockstep with a commitment to managing our business in a highly-ethical, environmentally-friendly, and socially-responsive manner.

Our dedication to sound corporate Environmental, Social and Governance (ESG) practices runs through all aspects of our company: from our trust in principled, fair, and transparent business operations; to the ongoing growth and retention of a diverse and inclusive workforce; to our efforts to protect the sustainability of the communities in which we live and work. Starting with our Board of Directors and permeating across all management levels and cross functional teams – everyone at Biohaven embraces these values and strives to be good stewards in all of our business decisions. I am proud of the progress we continue to make in areas where we feel we can make the biggest impact. This includes innovative strategies that increase patient access to medicines, and adhering to the highest standards of quality, safety, and ethical behavior in all of our clinical trial, manufacturing, and drug promotion initiatives.

These are just a few of the many avenues we utilize to integrate ESG into our corporate strategy. As you will see in this report, we are pursuing a wealth of opportunities to combine a sound governance structure with socially-responsive business operations and engagement to deliver enduring value to the patients and stakeholders that rely on us. We recognize there is always more to do, and we welcome the challenge to continue improving on the impact we are making today and in the future.

Indeed, at Biohaven, we do well by doing good.

Sincerely,

Vlad Coric, M.D.
Chief Executive Officer

1. Who We Are

Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric disorders, including rare diseases. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC® ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across multiple novel mechanistic platforms. Our progress is fueled by an entrepreneurial organizational structure and an impressive range of experience in drug development along with the confident support of top-tier biopharma investors.

We are focused on aggressively delivering treatments as quickly and safely as possible. In doing so we have made significant commitments to our stakeholders and patients. We take these commitments seriously and continue to work tirelessly to meet them by leveraging the Biohaven Way: relentless focus on helping patients in need.

Our culture emphasizes passion, teamwork, and high-performance to create value for patients, investors, and employees. We employ a decentralized leadership approach, with small teams working closely together to foster effective and efficient drug development.


Trust and Transparency
Relentless Focus on Patient Need
the
biohaven
way
Mentorship and Development
Innovation and Agility
Effective Collaboration

2. ESG Governance and Leadership

Sustainability is embedded within our organization, starting with our Board of Directors. The Nominating and Governance Committee of the Board has oversight of our Environmental, Social and Governance (ESG) strategy and risk management.

On the management level, we have implemented a cross-functional Sustainability Working Group, which is set to meet on a regular basis and report to the Board of Directors periodically. Together with the working group, we created the position of Chief Talent & Sustainability Officer (CTSO) to ensure accountability and coordinate our ESG efforts across the organization.

Oversees all policies and strategy

ESG oversight responsibility added to charter of Corporate Governance & Nominating Committee; this Committee oversees ESG initiatives at the Board level

The ESG Working Team is comprised of CEO, CCO, CMO, CFO, CTSO and appropriate designees charged with developing ESG strategy and updating the Corporate Governance & Nominating Committee on progress

Chief Talent & Sustainability Officer is responsible for execution of ESG strategy and oversight of SMEs and key stakeholders

SMEs and key stakeholders are responsible for policy implementation and recommendations for improvement


Board of Directors
Audit Committee
Corporate Governance & Nominating Committee
Compensation Committee
ESG Working Team
Chief Talent & Sustainability Officer
Key Internal Stakeholders/ Subject Matter Experts (SMEs)
External Stakeholders

2.1 BOARD DIVERSITY AND INDEPENDENCE

Applying NYSE's listing standards for independence, all six of our non-executive directors are independent and comprise a majority independent Board of Directors (6 of 7 independent directors).

Our Board maintains a balance of knowledge, experience, and capability, and takes many factors into consideration to fulfill this balance. Considering diversity is consistent with the goal of creating a Board that best serves the needs of the company and the interests of our shareholders. One of our directors is female and as we consider additional directors, we are actively focused on increasing the gender, racial/ethnic, and age diversity of our Board composition.

For more information about our Board, please see our Proxy Statement.

2.2 BUSINESS ETHICS

Biohaven is committed to creating an environment where we are able to excel in our business while maintaining the highest standards of conduct and ethics. Our Code of Business Conduct and Ethics (the "Code of Conduct") reflects the business practices and principles of behavior that support this commitment. We expect every director, officer, and employee to read, understand, and comply with the Code of Conduct and its application to the performance of his or her business responsibilities. To that end, we conduct annual training sessions to refresh our personnel's familiarity with the Code of Conduct, and require each employee to acknowledge the Code of Conduct on an annual basis.

Bribery and Corruption

Our personnel are expected to comply with the applicable laws in all countries including the Foreign Corrupt Practices Act (FCPA), and other laws prohibiting bribery, corruption, or the conduct of business with specified individuals, companies, or countries. We also expect our personnel to comply with U.S. laws, rules, and regulations governing the conduct of business by its citizens and corporations outside the U.S., including but not limited to the laws of the British Virgin Islands, where our company is incorporated.

Our personnel are required to avoid any conflict or potential conflict between their personal interests (including those of their significant others and immediate family) and the best interests of Biohaven.

For more information about our policies around bribery, corruption, or conflicts of interest, please refer to our Code of Conduct.

Whistleblower Program

Biohaven is committed to an environment where open, honest communications are the expectation, not the exception. We want employees to feel comfortable in approaching their supervisor or management in instances where they believe violations of policies or standards have occurred, or where they have a question about a suspected violation.

In situations where employees prefer to place an anonymous report in confidence, we have an ethics and compliance hotline, overseen by an independent third-party provider. Employees

are encouraged to submit reports relating to violations stated in our Code of Conduct, as well as to ask for guidance related to suspected violations of Company policies.

The information provided by employees is sent to us by the third-party provider on a totally confidential and anonymous basis if indicated by the employee. We guarantee that every comment will be heard and there should be no fear of retaliation, as we take prompt disciplinary action against any employee who retaliates against another employee that has made a complaint in good faith.

The goal of our Code of Conduct and Whistleblower Program is to be quick, informed, discreet, and objective. We pride ourselves on our response time to any reports received, making sure they are assessed and, where appropriate, an investigative team is assigned within 24 hours. We encourage employees to come to us with observations and complaints, ensuring we understand the severity and frequency of an event in order to escalate and assess accordingly. We appointed a Compliance Officer to ensure accountability, objectivity, and compliance with our Code of Conduct. If a complaint is financial in nature, the Audit Committee chair is notified concurrently, which triggers an investigation, action, and report. All incidents are reported up to the Board of Directors on a quarterly basis.

2.3 VENDOR MANAGEMENT

We have combined internal development and research with intellectual property licensed from companies and institutions


When identifying suppliers, we look for partners that share our values regarding sustainability and innovation.
Rajesh Kumar
Vice President, Chemistry, Manufacturing & Controls



All vendors are routinely reviewed and are expected to meet all standards of practice applied across Biohaven and our employees.

including Bristol-Myers Squibb Company, AstraZeneca AB, Yale University, Catalent, ALS Biopharma LLC, and Rutgers University.

For third-party and vendor selection and oversight, we have standard operating procedures that apply to our employees and subcontractors who oversee and conduct research regulated by the FDA on behalf of Biohaven.

We retain ultimate authority and responsibility for all aspects in the conduct of regulated research, manufacturing, and testing and we must ensure that contracted services are conducted in accordance with Good Practice (GxP) Guidelines and all applicable regulations.

According to our policies, the responsibility to conduct GxP Guidelines activities, including clinical research-, manufacturing-, and testing-related activities, may be delegated to a third party to meet portfolio demands or to provide services that are not our core competency. When an outside vendor is used to provide services, we may transfer responsibility of any or all reasonable obligations or functions after determining the designee has the requisite skills, facilities, and resources for conducting the contracted activities and with appropriate documentation of the delegated activities. All vendors are routinely reviewed and are expected to meet all standards of practice applied across Biohaven and our employees.

Our vendor selection and oversight procedures cover the process from request for proposal (RFP), through due diligence, assignment of responsibilities, documentation, performance evaluation, and oversight.

3. Environment

We are committed to protect the environment and mitigate any negative environmental impact of our operations. We monitor and attempt to improve the efficiency of our resource use and at the same time reduce our emissions and waste. Below are some examples of initiatives we have undertaken in the three main areas of energy, waste, and water.

3.1 ENERGY

Our headquarters (HQ) building in New Haven, CT was constructed in the nineteenth century, lacking many measures for energy efficiency of modern buildings. We have systematically addressed the environmental impacts of the building as we make improvements, including adding an energy control system when we converted the building's energy systems to ensure we are operating as efficiently as possible.

Additional energy efficiency measures include:

- Programmable thermostats that automatically lower the office temperature when occupants are away from the building
- Motion-sensor LED lights throughout the building
- Capital expenditures including new boilers and electric heat exchangers for cooling needs

3.2 WASTE

Waste in our own operation is minimal due to our commitment to reduce both single-use plastics and paper. We minimize the distribution of single-use plastic by providing and encouraging employees to use reusable water bottles along with water stations for refill purposes throughout the offices. We intentionally established a paper-free environment, operating primarily in the digital space and choosing to largely forgo owning or using printing devices.

We have several safety protocols in place to handle biohazardous waste disposal within Biohaven Labs. We use third-party vendors for weekly biohazardous waste pickups and chemical disposal, as well as waste compliance training.

We encourage and expect the majority of our employees to work from home to minimize our environmental footprint and unnecessary carbon emissions associated with daily commutes to work. Our office buildings were developed with an open floor plan and without designated office spaces, allowing us to staff with a target 60% of employees working remotely at any one time. This approach reduces our effective carbon footprint in these offices while balancing employee work-life needs.

3.3 WATER

In 2019, we underwent a significant investment at our HQ office to install a storm water recharge system that separates storm water out of the building's waste management systems. We built a separate storage container for storm water to improve the storm system's capacity and reduce any negative environmental impact.



Our operating model of decentralized leadership is optimized when we bring together diverse teams and work in an inclusive manner.

Maryellen McQuade
Chief Talent and Sustainability Officer

4. Human Capital

At Biohaven, we foster and encourage a workplace environment that holds possibilities for everyone, recognizing our commitment to each other of mutual respect and acceptance without biases. We value the opinions and the voices of our teams – employees, vendors, and patients, who all come from varied backgrounds, races, genders, and ethnicities. We invest in the development and professional growth of our employees. Our daily challenges are solved by empowering our employees and incorporating opinions and solutions from diverse perspectives to advance our business goals and produce safe and efficacious products for our patients.

4.1 DIVERSITY PROGRAMS

Biohaven values the diverse perspective that each individual brings to work each day. We strive to provide an inclusive workplace to foster growth and innovation. At Biohaven we do not believe in "checking the box." Rather we focus on embracing our differences and leverage our diversity of thought as a competitive advantage. We have incorporated diversity, equity, and inclusion into our operating principles.

Instead of designing individual employee resource groups, we believe in learning from and leveraging our differences as a competitive advantage. We strategically achieve this through leadership and our Commercial Advisory Team (CATalyst), a diverse group of employees from Biohaven's commercial operations who advise senior management on opportunities and challenges to our culture. Additionally, the CATalyst team facilitates our community engagement and firm-wide cultural initiatives.

Our C.A.R.E. Community is an engagement program that provides an open platform for discussion, understanding, and collaboration amongst field employees who volunteer to participate. We also hold monthly leadership gatherings, "Ask Commercial Ops" calls, periodic town hall meetings, and senior leadership 1:1 touchpoint meetings.

Pulse surveys and individual interviews are conducted to assess program effectiveness. This feedback approach combined with an agile mindset enables our leadership team to further enhance program offerings to address the diverse needs of the Biohaven team.

We also have a Diversity, Equity and Inclusion (DEI) Plan titled "Roadmap to Belonging." This plan includes contemporary training to build DEI capabilities for all employees, traditional anti-harassment and anti-discrimination training, and cultural competence capability building for leaders.

Biohaven's Equal Employment Opportunity Statement is available to all employees through our internal web portal. And we bring it to life by seeking out a diverse work force with the expectation that inclusivity is a fundamental part of the way we work. Our team has grown with an inclusive mindset from the beginning and currently 56% of our employees are female.

We also recognize the importance of representation in maintaining a diverse workforce. In the past 18 months, we have made strides to diversify our senior leadership.

BIOHAVEN'S DIVERSE WORKFORCE

R&D SENIOR/EXECUTIVE LEADERSHIP


56% Male
44% Female

COMPANY-WIDE*


41% Male
56% Female

*3% not specified

4.2 HUMAN CAPITAL DEVELOPMENT

Development and continuous feedback are priorities for our organization. We believe each individual person is critical to our success, and we invest in our people by providing development and team-building opportunities.

All customer-facing employees go through our DISC program, which is a personality assessment that allows us to understand the differences among teams and individuals. At Biohaven, we believe understanding the differences in how people think and approach a problem ultimately leads to more effective teams and higher performance. The GROW program, launched with our Sales team and currently being integrated throughout our organization, allows leaders to provide timely feedback and coaching. The collaborative, goal-oriented model gives managers necessary tools to provide constructive and applicable feedback, empowering our people to find their own solutions.

Each employee engages with their manager in an individual quarterly discussion where feedback is provided as well as a developmental discussion. This is a formal process designed to focus on feedback rather than a rating.

In order to maintain our agile and efficient working environment, we also support our leaders as local business owners. As such, each geographic leader has developed a mentorship program within their respective region.

An important part of our strategy to foster future leaders and meet our social obligation to develop the next generation is our robust internship program. This is a paid internship program that spans across high school, college, and graduate-level students. We assign each intern a senior mentor within the company and have developed a structure of course didactics. We ensure four program criteria are met, including exposure to various parts of the business, education including both hard and soft skills, experience with concrete and credible activities, and an informed evaluation. This program creates additional pipeline relations, offers opportunities to



Biohaven Interns
Shades for Migraine® Day

students in the community, and develops a roadmap for 'entry-level' candidates.

We evaluate the success of our recruitment program through metrics such as time to hire, offer acceptance rate, and turnover rate. Our voluntary turnover rate is 4.7%, significantly under the industry average. Our low turnover rate demonstrates our commitment to our teams, the culture we are creating and our ability to retain our talent.

In late 2019, we launched our commercial team. This growth resulted in a significant expansion of our employee numbers by more than 5x, all of which was accomplished within a six-month time period.

4.3 EMPLOYEE HEALTH AND SAFETY

At Biohaven, we believe our people are our most valuable resource. We choose to address and solve issues on a local and personal basis, rather than through overarching company policies that leave little room for personal circumstances. For example, when hurricanes swept through the U.S. this year and destroyed employees' homes, we chose to house them in hotels and provide additional flexible time off to get them back on their feet.

A personalized level of care for our employees is important to us, but so is offering the best care available. In order for employees to opt out of our medical insurance coverage, they must document that they have existing coverage that is either equivalent to ours or better. We require this documentation because we do not want


Our internship program exposes students from a variety of fields to the complexity of drug discovery, development and commercialization. At Biohaven, we take pride in teaching the next generation how their skills and knowledge will allow them to contribute to the biopharmaceutical industry and, in turn, how they can have a positive impact on patients.
Elyse Stock
Chief Medical Officer

our employees to make trade-off decisions about their health. The mental and physical well-being of each and every employee matters to us.

The Biohaven culture is one where everyone is valued and has a voice. In order to attract and retain top talent, we offer a competitive benefits package that includes:

- Medical, dental, vision, and life insurance
- Healthcare and dependent-care flexible spending accounts
- 100% employer-paid short-term and long-term disability
- Retirement savings plan, with company matching contributions
- Employee stock purchase plan is available for all eligible employees
- Majority of employees participate in equity stock awards
- 100% paid leave for up to 8 weeks for maternity leave
- 100% paid leave for qualified baby bonding leave
- Generous vacation and holiday leave
- Employer paid Employee Assistance Program
- Fleet vehicle for all field employees

Employee Safety

We value the physical safety of our employees and have implemented safety measures within our office environments to do so. We have state-of-the-art cameras and security systems in each building that monitor building access activity, as well as security staff that patrol the grounds. As appropriate, some offices have remote panic buttons that dial 911 immediately and defibrillators for use in an emergency situation. We also have a safety officer that is responsible for reviewing and ensuring implementation of fire and evacuation plans.

COVID-19 Response

When the COVID-19 pandemic hit in early 2020, Biohaven quickly established both an office- and field-based response to protect our employees and the work we do. First and foremost, we encouraged all office-based employees to work from home and set up full remote capabilities for this to occur. Within the office spaces, we followed health and safety protocols by providing mandatory masks for any employee in the building, setting up foot-dispensing hand sanitizer stations throughout each building, and providing disinfecting wipes at each workstation. We purchased high-efficiency air filters to ensure air was not recirculated in the facilities and there was fresh air coming in and out. We also offered antibody testing for employees, and we encouraged employees to be tested for COVID-19 frequently.

Within our field environments we implemented virtual meetings with healthcare providers, equipped with the ability for physicians to verify, sign off, and receive Biohaven samples without putting our representatives at risk.

5. Social Responsibility

Biohaven is focused on delivering results for patients and investors. In order to bring new treatments to patients in an efficient and timely manner, we have to focus on what really matters and hold each other to high expectations of professionalism, collaboration, and teamwork. We are driven by an urgent need to advance new treatments to patients with the ultimate goal of decreasing disability from disease and improving lives.

5.1 ACCESS TO MEDICINE

At Biohaven, our access to medicine strategy is simple: maximize access for all patients everywhere.

In 2020, we not only met, but exceeded, our aggressive launch year target of 80% commercial access to medicine. We were able to reach 90% covered access across the board for commercial patients, which is a target we expect to maintain throughout 2021.

Our comprehensive suite of affordability programs foster seamless product access for both patients and healthcare professionals. Patient support programs such as our Co-pay Card Program ensure a smooth transition from physician to pharmacy to patient and afford access to every commercial patient across the U.S. While we are precluded by law from extending co-pay offset assistance to federally funded programs like Medicare, Medicaid, and VA/TRICARE, our access within these programs remains comprehensive. Biohaven has also established a Patient Assistance Program (PAP) to provide access to our medicines for individuals who meet certain federal poverty standards.



At Biohaven, our commercial team is driven to go above and beyond to deliver innovative solutions in support of our customers and patients. It's what binds us together and is the heart and soul of our high-performance culture.

BJ Jones
Chief Commercial Officer,
Migraine and Common Disease



To reduce abandonment and keep our focus on patients, Biohaven has committed to a zero-dollar patient out-ofpocket cost for commercial patients. Our co-pay card is also accepted by virtually all pharmacies everywhere to make sure patients can access their medicine as quickly and easily as possible.

Our access objectives span both financial and logistic considerations. To reduce abandonment and keep our focus on patients, Biohaven has committed to a zero-dollar patient out-of-pocket cost for commercial patients. Our co-pay card is also accepted by virtually all pharmacies everywhere to make sure patients can access their medicine as quickly and easily as possible.

Biohaven actively participates in many national payer forums, associations, and other industry initiatives. These include the Academy of Managed Care Pharmacy (AMCP), the Asembia Specialty Pharmacy Network (ASPN), and the Pharmaceutical Care Management Association (PCMA).

5.2 CYBERSECURITY

Biohaven is committed to maintaining the highest levels of security throughout our networks and operational systems, and we follow the NIST framework for our cybersecurity program. We perform annual security penetration testing conducted by a third party, and we have embedded security tools within any company-provided technology to help identify anything from phishing attacks to viruses.

As part of the strengthening of our user awareness program, we are rolling out an enhanced employee cybersecurity training program in 2021.

As part of our vendor evaluation, we perform a cybersecurity risk assessment of all third-party providers, including our cloud providers, to ensure their security programs are comprehensive.

5.3 PRODUCT AND SERVICE SAFETY PROGRAM

Product safety is embedded in every decision we make as a company. Our industry is highly regulated by the U.S. Food and Drug Administration (FDA), and we comply with their standards and requirements regarding product safety monitoring and reporting.

The Biohaven board and executive leadership manages the responsibility of product safety oversight. The Quality Management system reports up through our Compliance Officer who, together with the Quality Review Steering Committee, updates the board on a quarterly basis.

QUALITY MANAGEMENT SYSTEM


Compliance and Quality Oversight
Compliance Officer
Quality Management Review Team
Clinical Quality Compliance
CMC Quality Compliance
Commercial Quality

Source: Quality Management Network

Our established set of standard operating procedures (SOPs) span the reporting, monitoring, and auditing of product safety performance. We conduct regular employee training related to our products, services, and overall safety, as well as on the requirement to report adverse events. Our risk management plan details user risks as we develop products, as part of our broader Quality Management System.

We take every product complaint very seriously, consolidating any complaints we receive through our formalized Re-call and Complaints process and conducting internal reviews and investigations of each issue.

Our SOP for commercial complaint handling describes a system for documentation, timely response, and tracking of complaints for commercial products. This also includes a quarterly review of the findings with our Quality Management Review team, led by executive leadership. As part of our process, we maintain a complaint log with written records of each commercial drug complaint, and we close the complaint within fifteen business days following receipt of third-party investigation documents.

Procedures are also in place for both vendor assessment and new vendor approval. These SOPs lay out how we manage and qualify vendors, frequency of audits, and length of contracts.

5.4 DRUG PROMOTION STANDARDS

As a pharmaceutical manufacturer, Biohaven conducts a wide array of activities in the healthcare marketplace, including research, medical and other education, marketing, and sales. Each of these activities is subject to numerous legal and ethical standards, many of which are unique to the healthcare industry. Biohaven is committed to complying with all applicable laws and regulations and adhering to the highest ethical standards in its marketing, promotional, educational, and research activities.

The FDA regulates the labeling and advertising of our products. It is our policy that all labeling, advertising, and promotional materials for our products comply with the Federal Food, Drug, and Cosmetic Act and FDA regulations and policies.

In addition to the federal and state requirements discussed above, a number of trade groups have issued standards governing pharmaceutical promotional and educational practices we are committed to follow, including:

- The Pharmaceutical Research and Manufacturers of America (PhRMA) Code on Interactions with Healthcare Professionals (PhRMA Code)
- The American Medical Association (AMA) Guidelines on Gifts to Physicians from Industry (AMA Guidelines)
- The Accreditation Council for Continuing Medical Education (ACCME) standards (ACCME Standards), that are largely consistent with the FDA Guidance on Industry-Supported Scientific and Educational Activities

We have a Compliance Policy for Materials Review that sets forth the process to provide truthful, accurate, objective, fairly balanced and non-misleading information and materials to healthcare professionals and patients that are consistent with

requirements of the FDA and sets the basic standards for the review of these materials.

The policy applies to our employees, as well as agents and contractors (e.g., vendors, service providers) that are acting directly or indirectly on behalf of Biohaven.

Our Medical Affairs team has SOPs and systems in place to address ethical selling practices and drug promotion standards. Each Medical Affairs field representative is trained, tested, and goes through a verification process to understand what they can and cannot discuss with Healthcare Professionals (HCPs). If a field representative receives a question about our products which they are not authorized to answer, a Medical Education Request (MER) cycle is triggered and escalated to our medical science liaisons who address these with physicians. These clinically trained, field medical affairs representatives are focused on the fair and balanced scientific exchange of information with HCPs.

Additionally, every member of our Field Sales team receives compliance training during our onboarding process. This training is anchored in national guidelines such as the FDA's Prescription Drug Marketing Act (PDMA).

Our Medical, Regulatory & Legal review team ensures all documentation we publish is accurate and correct.

5.5 CLINICAL TRIAL STANDARDS

Biohaven maintains clinical trial safety on an ongoing basis through controlled processes, policies, and management systems. Every one of our clinical trials and commercial products are reviewed from both a medical perspective and overall safety perspective, utilizing highly targeted SOPs. Within the company, the Global Pharmacovigilance group maintains the ethical standards and safety across our operations, including medical surveillance post-clinical trial.

Medical monitor leads oversee the safety efforts in every clinical trial program. Safety procedures include:

- An annual updated safety report submitted to the FDA and other regulatory authorities
- Thorough assessment of any Serious Adverse Events (SAEs) that come in from clinical trial sites or patients, and elevation to the FDA within 14 days, if needed.

We adhere to both domestic and international guidelines, codes, and principles for maintaining safety throughout our operations. All clinical trials are governed by the ICH (International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use) and the FDA's Good Clinical Practice guidelines. These guidelines inform how we write and execute our internal SOPs and govern everything we do. Every practice or process at Biohaven is covered under our internal SOPs or those of our contracted partners to ensure ethical standards are maintained across the board. We review each individual SOP as well as the overall SOP process every two years and document the review for senior management.

biohaven pharmaceuticals

215 Church Street
New Haven, CT 06510

biohavenpharma.com